Exhibit 10.1

Name and Title	Stock Option Awards
Thomas B. King President and Chief Executive Officer	213,143
James V. Cassella, Ph.D. Senior Vice President, Research and Development	104,258
August J. Moretti Senior Vice President, Chief Financial Officer, General Counsel and Secretary	75,746
Michael J. Simms Senior Vice President, Operations and Quality	61,076